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                                                                    EXHIBIT 10.8

               AGREEMENT REGARDING THE ASSIGNMENT AND ASSUMPTION
                      OF THE RIGHT TO RECEIVE SHEET MUSIC

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement") is entered into this 9th day of February, 2000, by and between Eller McConney, L.L.C. ("Eller McConney"), a Washington limited liability company, (the "Assignor"), and Sunhawk.com Corporation, a Washington corporation (the "Assignee").


                                    RECITALS

     WHEREAS, Assignor desire to assign to the Assignee all of Assignors' right, title, and interest in such agreement as is more particularly described below; and

     WHEREAS, Assignee desires to accept such assignment from Assignor and receive digital sheet music from Music Production International, a Russian corporation ("MPI"), in connection with that certain Agreement Regarding the Assignment and Assumption of Sheet Music Production (the "Production Agreement") between Assignor and MPI.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignors, Assignee and MPI agree, joint and severally, as follows:

     1. Assignment. Assignor assigns, sets over, transfers, conveys, and sells to Assignee, for total consideration to be paid to Eller McConney in the amount of one million dollars ($1,000,000) as set forth below, all of Assignor's right, title, and interest in and to the Production Agreement. This assignment includes, without limitation, the right to receive from MPI, in accordance with the terms of the Production Agreement, a minimum of four thousand five hundred (4,500) pages of digital sheet music per month, beginning on or about February 1, 2000, and continuing for a period of five (5) years. The total number of pages of digital sheet music to be purchased by the Assignee, and to be provided by MPI, shall equal at least 275,000 pages (the "Production Amount").

     Acceptance of digital sheet music from MPI shall be subject to satisfying Assignee's qualitative standards. To the extent any page of digital sheet music provided by MPI to Assignee does not satisfy the qualitative requirements of the Assignee, such digital sheet music will not be deemed accepted by the Assignee and, accordingly, will not be included in the four thousand five hundred (4,500) pages of digital sheet music minimum monthly requirement to be provided to the Assignee by MPI. By execution hereof, Assignee accepts the terms of this Agreement, and is entitled to enforce all terms, conditions, and covenants made by either Avtograf, a Russian joint stock corporation, or MPI, in connection with the Production Agreement.

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     2.  Payment. At the end of each twelve month period, commencing with the twelve months ending January 31, 2001, and ending with the twelve months ending January 31, 2006, and provided that Assignee has received at least 4,500 pages during each of the preceding twelve months of such year, Assignee shall pay Assignor the sum of $200,000 (a total of $1,000,000 during the term of this Agreement). If less pages have been received during any such month, Assignee may deduct from such payment all costs it has reasonably incurred to have the shortfall produced, or in the alternate, the losses Assignee has actually incurred by not having the shortfall in its inventory.

     3. Representations. Assignor represents and warrants that Assignor is the owner of all interests conveyed hereby; that there is no default now existing under the Production Agreement; that the Production Agreement is valid and enforceable in accordance with its terms; that Assignor has full and lawful authority to assign the Production Agreement; and that Assignor will defend the assignment and sale under this Agreement against all persons claiming the same or any part thereof. In the event of such a claim, upon Assignor's written request, Assignee shall make available to Assignor all documents, or copies thereof, as are necessary to defend such a claim, and shall cooperate with Assignor as is reasonably necessary, at no expense to Assignee, to defend such a claim. Assignor also represents that MPI is fully competent and able to perform the Production Agreement in a timely manner.

     4. Indemnification. Assignor hereby agrees to indemnify and hold the Assignee harmless from and against any loss, expense, or liability (including attorneys' fees, expenses of litigation, and costs of appeal) resulting from Assignor's breach of any of Assignor's responsibilities and obligations under the Production Agreement assigned hereunder which may accrue prior to the date hereof. Assignor further agrees to indemnify and hold the Assignee harmless from and against any loss, expense, or liability (including attorneys' fees, expenses of litigation, and costs of appeal) resulting from any breach of the Assignors' responsibilities and obligations under the Production Agreement and assumed by the Assignee which may accrue from and after the date hereof.

     5. Integration. This Agreement and the terms of the Production Agreement contain the entire understanding and agreement of the parties with respect to the subject matter set forth herein, superseding any and all prior agreements, written or oral, between the parties regarding the subject matter hereof.

     6. Successors and Assigns. This Agreement shall inure to and be binding upon the parties hereto and their respective heirs, successors, and assigns.

     7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

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     EFFECTIVE as of the day and year first set forth above.

ASSIGNOR:                               ASSIGNEE:

Eller McConney L.L.C. a                 Sunhawk.com Corporation, a
Washington limited liability company    Washington corporation

By:                                     By:
   ---------------------------------       -------------------------------

Its:                                    Its:
    --------------------------------        ------------------------------


CONSENT TO ASSIGNMENT:

Music Production International, a
Russian corporation

By:
   ---------------------------------

Its:
    --------------------------------